Exhibit 16.1
[Deloitte & Touche LLP letterhead]

April 26, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Primus Telecommunications Group, Incorporated’s Form 8-K dated April 26, 2011, and have the following comments:

1.           We agree with the statements made with respect to our firm under Item 4.01(a), except we have no basis on which to agree or disagree with the second sentence of the first paragraph.

2.           We have no basis on which to agree or disagree with the statements made under Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP